                                                                                              Exhibit 99.1

Jake Brace, senior vice president and chief financial officer of UAL Corp. will speak at the Seventeenth Annual Goldman Sachs Air Carrier Conference on Feb. 11, 2002. Brace is scheduled to speak at 12:45 p.m. Eastern Time and his remarks will be webcast simultaneously at: https://www.gs.com/ir/conf.

Username: conference/conf4

Password: goldman4

(please use all lowercase letters - username and password are case-sensitive)

The on-line replay of his remarks will be available on the same site through March 11, 2002.

Additionally, Brace is scheduled to speak at the Deutsche Bank Global Transportation Conference on Feb. 13, 2002, at 4:55 p.m. Eastern Time. His remarks will be webcast simultaneously at: http://www.db.com/conferences.

The online replay of his remarks will be available on that site through March 13, 2002.